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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2 )*
                     --------------------------------------

                               Owosso Corporation
                     --------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)


                                   691217 10 3
                     --------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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_________________________

  CUSIP No. 691217 10 3              13G/A                     PAGE 2 OF 4 PAGES
_________________________

________________________________________________________________________________
    1   |  NAME OF REPORTING PERSON
        |  IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
        |
        |  John R. Reese
________|_______________________________________________________________________
    2   |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
        |                                                       (b)  [ ]
________|_______________________________________________________________________
    3   |  SEC USE ONLY
________|_______________________________________________________________________
    4   |  CITIZENSHIP OR PLACE OF ORGANIZATION
        |       U.S.A.
________|_______________________________________________________________________
               |     |
               |  5  |   SOLE VOTING POWER
               |     |   2,100,401
               |_____|__________________________________________________________
  NUMBER OF    |     |
   SHARES      |  6  |   SHARED VOTING POWER
BENEFICIALLY   |     |   -0-
  OWNED BY     |_____|__________________________________________________________
   EACH        |     |
 REPORTING     |  7  |   SOLE DISPOSITIVE POWER
PERSON         |     |   2,100,401
   WITH        |_____|__________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   -0-
_______________|_____|__________________________________________________________
    9  |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |  2,100,401
_______|________________________________________________________________________
   10  |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |  CERTAIN SHARES*                                             [ ]
_______|________________________________________________________________________
   11  |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |  36.1%
_______|________________________________________________________________________
   12  |  TYPE OF REPORTING PERSON*
       |  IN
_______|________________________________________________________________________

                      *SEE INSTRUCTION BEFORE FILLING OUT!


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 CUSIP No. 691217 10 3               13G/A                     PAGE 3 OF 4 PAGES
_________________________



Item 1(a)   Name of Issuer:

            Owosso Corporation (the "Issuer")

Item 1(b)   Address of Issuer's Principal Executive Offices:

            The Triad Building
            2200 Renaissance Boulevard, Suite 150
            King of Prussia, PA  19406

Item 2(a)   Name of Person Filing:

            John R. Reese

Item 2(b)   Address of Principal Business Office:

            Lazard Freres
            30 Rockefeller Plaza
            58th Floor
            New York, NY  10020

Item 2(c)   Citizenship:

            United States of America

Item 2(d)   Title of Class of Securities:

            Common Stock, par value $.01 per share ("Common Stock")

Item 2(e)   CUSIP Number:

            391217 10 3

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            Not applicable

Item 4      Ownership.

            (a)      Amount Beneficially Owned:                       2,100,401

            (b)      Percent of Class:                                  36.1%




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  CUSIP No. 691217 10 3              13G/A                     PAGE 4 OF 4 PAGES
_________________________

            (c) Number of shares of Common Stock as to which such person has:

                 (i)   sole power to vote or to direct the vote       2,100,401

                (ii)   shared power to vote or to direct the vote           -0-

               (iii)   sole power to dispose or to direct the         2,100,401
                       disposition of

                (iv)   shared power to dispose or to direct the             -0-
                       disposition of

Item 5      Ownership of Five Percent or Less of a Class.

            Not applicable

Item 6      Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable

Item 8      Identification and Classification of Members of the Group.

            Not Applicable

Item 9      Notice of Dissolution of Group.

            Not Applicable

Item 10     Certification.

            Not Applicable

                  After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                                     Date: February 3, 1998


                                                       /s/ John R. Reese
                                                       -------------------------
                                                           John R. Reese